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E-Filed

Colorado Secretary of State
Date and Time: 12/09/2010 03:40 PM
ID Number: 20061109378

Document number: 20101671171
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20061109378

1. Entity name: AgriSolar Solutions, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if applicable) ______

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):*
☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ______ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC Page 1 of 2 Rev. 5/01/2010

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Joiner	Gary	S	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

4750 Table Mesa Drive
(Street name and number or Post Office information)

Boulder	CO	80305
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ *and include an attachment stating the name and address of such individuals.)*

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMD_PC Page 2 of 2 Rev. 5/01/2010

Click the following links to view attachments

Attachment 1
AgriSolar Articles of Amendment.

Attachment 2
Designation of Series AAA Convertible Preferred St

CANCELLATION OF DESIGNATION

OF

15,714,286 SHARES

OF

SERIES AA CONVERTIBLE PREFERRED STOCK

OF

AGRISOLAR SOLUTIONS, INC.

By resolution of the Board of Directors, duly adopted pursuant to the provisions of these articles of incorporation and pursuant to §1-106-202 of the Colorado Revised Statutes prior to the issuance of such shares,  AgriSolar Solutions,  Inc (the “Corporation”) hereby rescinds, cancels and terminates the designation of rights, preferences and privileges with respect to 15,714,286 shares of the Corporation’s Series AA Convertible Preferred Stock previously consisting of Twenty Five Million Seven Hundred Fourteen Thousand Two Hundred Eighty-Six (25,714,286) shares, established by articles of amendment filed on May 7, 2010.

The 15,714,286 shares are hereby returned to the status of authorized but unissued shares of preferred stock without a designation of preferences, limitations or rights, and the number of authorized shares of Series AA Convertible Preferred Stock is hereby reduced to 10,000,000 shares.

CERTIFICATE OF DESIGNATION

OF

SERIES AAA CONVERTIBLE PREFERRED STOCK

OF

AGRISOLAR SOLUTIONS, INC.

AgriSolar Solutions, Inc. (the “Corporation”), hereby establishes, in accordance with the provisions of the Colorado Business Corporation Act and the Corporation’s Articles of Incorporation, as amended, the rights, preferences and privileges of the Corporation’s Series AAA Convertible Preferred Stock (the “Series AAA Preferred Stock”), which shall consist of a total of 10,000,000 shares.

1.

Designation and Amount.  The shares of such series of Preferred Stock shall be designated as Series AAA Convertible Preferred Stock (the "Series AAA Preferred Stock"), and the number of shares constituting such series shall be 10,000,000. For purposes hereof, the Stated Value of the Series AAA Preferred Stock shall be $0.35 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution, combination or other similar recapitalization with respect to the Series AAA Preferred Stock (the "STATED VALUE ").

2.

Rank.  The Series AAA Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to both the Corporation's Common Stock and to all other classes and series of preferred stock of the Corporation now or hereafter authorized, issued or outstanding, except for 10,000,000 shares of the Series AA Convertible Preferred Stock which shall rank senior to the Series AAA Convertible Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution.  (The 10,000,000 shares of Series AA Convertible Preferred Stock are referred to herein as the “SENIOR SECURITIES,” and the Common Stock and all classes and series of preferred stock of the Corporation other than the 10,000,000 shares of Series AA Convertible Preferred Stock are collectively referred to herein as the "JUNIOR SECURITIES").

3.

Dividends.

(a)

Payment of Dividends.  The holders of shares of Series AAA Preferred Stock, in preference to the holders of any shares of Common Stock or Junior Securities of the Corporation, but subordinate to the holders of any Senior Securities, shall be entitled to receive, when, as and if declared by the Board of Directors, in their sole discretion, out of the assets of the Corporation legally available for payment of dividends, distributions in the form of cumulative cash dividends payable at an annual rate per share equal to FOUR PERCENT (4%) (the "DIVIDEND RATE") of the Stated Value from and after the date of issuance of the shares of Series AAA Preferred Stock (the "ISSUE DATE"), as long as the shares of Series AAA Preferred Stock remain outstanding. Dividends shall (i) be computed on the basis of the aggregate Stated Value of the issued and outstanding shares of Series AAA Preferred Stock; (ii) be calculated and compounded semi-annually; (iii)

accrue and be payable semi-annually, in arrears, on June 30 and December 31 each year (each such date being referred to herein as a "SEMIANNUAL DIVIDEND PAYMENT DATE"),  except that if any Semiannual Dividend Payment Date is not a Business Day then the Semiannual Dividend Payment Date shall be on the first immediately succeeding Business Day, with the first such payment due on the later of December 31, 2010, or the first Semiannual  Dividend Payment Date following the Issue Date; and (iv) be payable in cash.

(b)

Accrual of Dividends.   Dividends payable pursuant to subparagraph (a) of this Section 3 shall begin to accrue on a daily basis and be cumulative from the Issue Date, whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue and be cumulative (and compound as provided in (a) above) until paid in full in cash or until the date of conversion of the Series AAA Preferred Stock (such dividends being referred to as the "SERIES AAA PREFERRED DIVIDENDS").   Dividends paid on shares of Series AAA Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by share basis among all such shares of Series AAA Preferred Stock at the time outstanding.

(c)

Dividends on Common Stock.   So long as any shares of Series AAA  Preferred Stock remain outstanding, if the Corporation pays a dividend in cash, securities or other property on shares of Common Stock, then at the same time the Corporation shall declare and pay a dividend on shares of Series AAA  Preferred Stock (which would be in addition to any dividends payable under subparagraph (a) of this Section 3) in the amount of dividends that would be paid with respect to shares of Series AAA Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend (or if no record date is established, at the date such dividend is declared).

4.

Liquidation Preference.

(a)

Liquidation Event.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each, a "LIQUIDATION EVENT"), the holders of shares of Series AAA Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series AAA Preferred Stock) in cash equal to 100% of the Stated  Value for each share outstanding, plus an amount equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of liquidation, dissolution or winding up as calculated pursuant to this Section hereof.  If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of any Senior Securities and the holders of all outstanding shares of Series AAA Preferred Stock, then the holders of outstanding shares of Series AAA Preferred Stock shall share ratably in such distribution of assets after payment in full of the liquidation payments payable to the holders of any Senior Securities.

(b)

Excluded Events.   For purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

5.

Reacquired Shares.   Shares of Series AAA Preferred Stock that have been issued and reacquired in any manner, including without limitation shares reacquired by conversion pursuant to Sections 7 or 8 hereof, shall have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock other than Series AAA Preferred Stock.

6.

Voting Rights.    Each share of Series AAA Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together as a single class with the holders of Common Stock. At any time, each share of Series AAA Preferred Stock shall be entitled to a number of votes which is equal to the number of shares of Common Stock that could be obtained upon conversion of one share of Series AAA Preferred Stock (as such amount may be adjusted pursuant to Section 9 hereof).

7.

Optional Conversion.

(a)

Terms.  Subject to adjustment in accordance with the terms hereof, each issued and outstanding share of Series AAA Preferred Stock shall be convertible at the option of the holder thereof on the terms and conditions set forth in this Section 7, at any time upon surrender to the Corporation of the certificates for the shares to be converted, into (i) one (1) fully paid and nonassessable share of Common Stock of the Corporation, (ii) one warrant to purchase an additional share of Common Stock at a price of $0.70 per share at any time during the period of 5 years from the original date of issuance of the Series AAA Preferred Stock as to which the warrant is an underlying security, and (iii) payment of all accrued but unpaid dividends on the shares of Series AAA Preferred Stock in the form of shares of Common Stock valued at a price of $0.35 per share, as adjusted to account for any stock dividend, stock split, stock distribution or other similar recapitalization.

(b)

Procedure for Optional Conversion.  Optional conversion of the Series AAA Preferred Stock, as permitted by this Section 7, may be effected by any holder thereof upon the surrender to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, of the certificate for the Series AAA Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of subparagraph (a) of this Section 7, and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock and the certificate or certificates for the warrants to be issued.  As promptly as practicable, and in any event within 5 Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of Series AAA Preferred Stock being converted shall be entitled, (ii)  certificates representing the number of warrants to which the holder of shares of Series AAA Preferred Stock being converted shall be entitled to receive, (iii) certificates representing payment of accrued but previously unpaid dividends on the shares of Series AAA Preferred Stock converted in the form of shares of Common Stock valued at $0.35 per share, as adjusted to account for any stock dividend, stock split, stock distribution or other similar recapitalization, and (iv) if less than the full number of shares of Series AAA Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series AAA Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares being converted.   Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series AAA Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(c)

No Fractional Shares.   No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series AAA Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series AAA Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash equal to such fractional interest multiplied by the Current Market Price of the Common Stock on the day of conversion.

(d)

Reservation of Shares.   The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Series AAA Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series AAA  Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series AAA Preferred Stock.

8

Mandatory Conversion.

(a)

Terms.  Subject to adjustment in accordance with the terms hereof, each share of Series AAA Preferred Stock shall automatically be converted into (i) one (1) fully paid and nonassessable share of Common Stock of the Corporation, and (ii) one warrant to purchase an additional share of Common Stock of the Corporation at a price of $0.70 per share at any time during the period of 5 years from the original date of issuance of the Series AAA Preferred Stock as to which the warrant is an underlying security, at any time that for ten (10) consecutive trading days, the common stock of the Company trades a minimum volume of not less than 100,000 shares per day on the OTC Bulletin Board, or any other market on which the shares are publicly traded, at a bid price of not less than $0.75 per share.

(b)

Procedure for Mandatory Conversion.   All holders of record of shares of Series AAA Preferred Stock will be given at least 20 days’ prior written notice of the date fixed and the place designated for mandatory conversion of all shares of Series AAA Preferred Stock pursuant to this Section 8.  Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Series AAA Preferred Stock at such holder’s address appearing on the stock register.  On or before the date fixed for conversion, each holder of Series AAA Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive a certificate or certificates for the number of shares of Common Stock and the number of warrants to which such holder is entitled pursuant to this Section 8.  On the date fixed for conversion, all rights with respect to the Series AAA Preferred Stock will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefore, to receive (i) certificates for the number of shares of Common Stock and the number of warrants into which such Series AAA Preferred Stock has been converted, and (ii) payment of all accrued but unpaid dividends on the shares of Series AAA Preferred Stock through conversion of the amount of such unpaid dividends into shares of Common Stock at a price of $0.35 per share, as adjusted to account for any stock dividend, stock split, stock distribution or other similar recapitalization.   If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing.  All certificates evidencing shares of Series AAA Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled, and the shares of Series AAA Preferred Stock represented thereby converted into such shares of Common Stock and warrants as described above for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.   As promptly as practicable, and in any event within 5 Business Days after the date of such mandatory conversion and the surrender of the certificate or certificates for Series AAA Preferred Stock as described above, the Corporation shall deliver or cause to be delivered to each holder of shares of Series AAA Preferred Stock, (i) a certificate or certificates for the full number of validly issued, fully paid and nonassessable shares of Common Stock issuable to such holder on such conversion,  (ii)  certificates representing the full number of warrants issuable to such holder on such conversion, and (iii) certificates representing payment of accrued but previously unpaid dividends on the shares of Series AAA Preferred Stock in the form of shares of Common Stock valued at $0.35 per share, as adjusted to account for any stock dividend, stock split, stock distribution or other similar recapitalization.

(c)

No Fractional Shares.   No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series AAA Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series AAA Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash equal to such fractional interest multiplied by the Current Market Price of the Common Stock on the day of conversion.

(d)

Reservation of Shares.  The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Series AAA Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series AAA  Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series AA Preferred Stock.

9.  Anti-Dilution Provisions

(a)

Subdivision or Combination of Common Stock.   In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock or securities convertible into Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock, (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (D) otherwise issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the number of shares of Common Stock issuable upon conversion of shares of Series AAA Preferred Stock shall be adjusted so that the holder of any shares of Series AAA Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series AAA Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier.  Simultaneously with any adjustment in the number of shares of Common Stock issuable upon conversion of shares of Series AAA Preferred Stock, corresponding adjustments (pursuant to, and in accordance with, the anti-dilution provisions set forth in the form of warrant certificate adopted by the Corporation to represent such warrants) shall also be made in the terms of the warrants issuable upon conversion of shares of Series AAA Preferred Stock, including, to the extent necessary or appropriate, changes in both the exercise price of the warrants and the number of shares which may be purchased upon exercise of such warrants.   Any adjustment made pursuant to this Section 9 shall become applicable (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution and (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. Such adjustments shall be made successively.

(b)

Reorganization and Reclassification.   In case of any capital reorganization or reclassification of outstanding shares of Common Stock, or in case of any merger or consolidation of the Corporation with or into another person or entity, or in case of any sale or conveyance to another person or entity of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the shares of Common Stock are converted into other securities, cash or other property (each of the foregoing being referred to as a "TRANSACTION"), each share of Series AAA Preferred Stock then outstanding, and each warrant into which the shares of Series AAA Preferred Stock is convertible, shall thereafter be convertible, or exercisable, as the case may be, in lieu of the Common Stock issuable upon such conversion or exercise prior to consummation of such Transaction, into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series AAA Preferred Stock was convertible or one warrant exercisable immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction).  Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, the agreements governing such Transaction shall provide, and the surviving person or entity (if not the Corporation) shall agree in writing, that the shares of Series AAA  Preferred Stock shall be treated as provided herein.

10.

Certain Covenants.   Any holder of Series AAA Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.